Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the 1st day of August, 2005, by and between SCHLUMBERGER LIMITED, a Netherlands Antilles corporation (the ”Company”), and Frank Sorgie, an individual currently residing at                              (“Executive”).

1. Employment of Executive: In consideration of the mutual covenants and agreements herein contained, including Executive’s agreement to sign a release of claims as provided in Section 13, the Company and Executive wish to establish an Employment Agreement retaining Executive’s services as described herein, establishing certain incentive, tenure and performance criteria related to such employment and otherwise fixing Executive’s benefits, base salary and incentive compensation.

2. Term and Extent of Services: During the Term, as defined below, Executive shall be employed as Financial Advisor with responsibility for special financial projects. He shall report to Jean-Marc Perraud, Schlumberger Limited Executive Vice President and Chief Financial Officer. The term shall commence August 1, 2005 (the ”Effective Date”) and shall continue until the close of business on August 31, 2007 (the “Term”). During the Term, Executive agrees to devote up to 50% of his time to perform special projects and, to the best of his ability and with reasonable diligence, the duties and responsibilities assigned to him by the appropriate management of the Company. At the expiration of the Term, Executive agrees to voluntarily terminate his employment with the Company and all affiliates and retire. During the term of this agreement, EXECUTIVE agrees that he will not be employed by, either as a director or employee of any company, which competes in the oilfield services industry with the Company.

3. Compensation and Benefits:

(a) Salary: During the Term, Executive’s base salary shall be $21,667.00 per month which will be payable monthly in accordance with the Company’s normal payroll practices.

(b) Welfare Benefits: During the Term, Executive shall be eligible to participate in the Company’s medical and dental plans on a basis comparable to that of other employees at the Company’s New York offices.

(c) Pension and Profit-Sharing: During the Term, Executive shall continue to accrue benefits under the Company’s qualified and non-qualified pension and profit-sharing plans based on his base salary in effect under this Agreement.

(d) Incentive Plans:

(i) During the Term, Executive shall not be eligible to participate in the Company’s Performance Incentive Plan (PIP). However, he shall be eligible to receive a pro-rated portion of a PIP award for the 7 months of January through July 2005.

(ii) During the Term, or if Executive’s employment is terminated sooner pursuant to Section 4, until such termination, Executive will continue to vest in stock options previously granted to Executive under the Company’s stock option plans in accordance with the terms of those plans and any applicable agreements.

(iii) Upon termination of employment, except for a termination for Cause pursuant to Section 4(c), Executive shall have the lesser of 5 years or the length of time left on the option term from the date of such termination to exercise any previously granted stock options, to the extent that such options were exercisable as of the date of such termination.

(e) Vacation: During the Term, Executive shall not be eligible to accrue vacation pay. Within 30 days after the commencement of the Term, Executive shall be paid a cash amount representing his accrued and unused vacation accumulated as of July 31, 2005.

(f) Expense Reimbursement: Executive shall continue to be reimbursed for any expenses incurred in the normal course of performing his duties including any pre-approved travel expenditures necessary to satisfactorily perform his duties.

4. Termination of Employment: Should Executive’s employment terminate prior to the end of the Term, the following provisions of this Section 4 shall govern the rights of Executive under this Agreement:

(a) Termination Due to Death: In the event Executive’s employment terminates during the Term as a result of Executive’s death, Executive’s beneficiary or beneficiaries shall receive any base salary and benefits accrued but unpaid as of his death, plus any amounts payable on account of Executive’s death pursuant to any other plan or program of the Company.

(b) Termination Due to Disability: In the event Executive’s employment terminates during the Term due to his disability within the meaning of any long-term disability plan maintained by the Company and covering Executive as of the date of Executive’s disability, Executive shall receive any base salary and benefits accrued but unpaid as of the date of his termination due to disability, plus any amounts payable on account of Executive’s disability pursuant to any other plan or program of the Company.

(c) Termination by the Company for Cause: In the event the Company terminates Executive’s employment during the Term for Cause, as defined below, he shall be entitled to:

(i) his base salary through the date of the termination of his employment for Cause; and

(ii) any other amounts earned, accrued or owing as of the date of termination of employment under the applicable employee benefit plans or programs of the Company.

“Cause” means Executive’s material dishonesty, conviction of a felony, willful unauthorized disclosure of confidential information of the Company or willful refusal to perform the duties of Executive’s position or positions with the Company that are appropriate and legal.

(d) Termination Due to Mutual Agreement: In the event the Company and the Executive mutually agree to terminate this agreement, the Executive’s employment will be terminated and he shall be entitled to:

(A) his base salary through the date of the termination of his employment;

(B) other benefits for which he is eligible in accordance with applicable plans or programs of the Company;

(C) exercise any stock options granted under a stock option plan of the Company that vested during the Term of the Agreement (and prior to his termination date) for up to the lesser of 5 years or the amount of time left on the option term after his termination date but not to exceed the original option term;

(D) a lump sum payment of $541,675 multiplied by the fraction of N divided by 25 where N equals the number of months remaining under this Agreement.

5. Confidentiality, Return of Property, and Covenant Not to Compete:

(a) Confidentiality. The Company agrees to provide Executive with Confidential Information as necessary to perform his duties hereunder. Executive agrees that in return for this and other consideration provided under this Agreement he will not disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as required in the performance of his duties hereunder. For purposes of this Agreement, “Confidential Information” shall mean any and all information, data and knowledge that have been created, discovered, developed or otherwise become known to the Company or any of its affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation, Confidential Information includes trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial statements or parts thereof, budgets or other financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.

In addition, the Company and Executive agree that the terms of this Agreement are confidential and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to Executive’s spouse, to financial institutions as part of a financial statement, to immediate family members and/or heirs, financial, tax and legal advisors, outplacement, executive search advisors, prospective employers, or as required by law) by Executive or Executive’s agents, representatives, heirs, spouse, employees or spokespersons shall be a breach of this Agreement, and shall relieve the Company of its obligations hereunder. The above is not intended to restrict Executive from seeking or engaging in other employment and, in that connection, from making confidential disclosure to potential employers of such facts or opinions as Executive may elect to convey, nor is it intended to restrict the Company from conducting such confidential internal communications as may be necessary to manage implementation of this Agreement in a businesslike way.

(b) Return of Property. Executive agrees that at the time of leaving the Company’s employ, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information, as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its affiliates or ventures, regardless of whether such items were prepared by Executive.

(c) Employment by Affiliates: Notwithstanding any provision of this Agreement to the contrary, for purposes of determining whether Executive has terminated employment hereunder, “employment” means employment as an employee with the Company or any Affiliate. For purposes of this Agreement, the term “Affiliate” means (i) Schlumberger Limited, a Netherlands Antilles corporation, (ii) any corporation in which the shares owned or controlled directly or indirectly by Schlumberger Limited shall represent 40% or more of the voting power of the issued and outstanding stock of such corporation, and (iii) any other company controlled by, controlling or under common control with the Company within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended.

6. Expenses: The Company and Executive shall each be responsible for its/his own costs and expenses, including, without limitation, court costs and attorneys’ fees, incurred as a result of any claim, action or proceeding arising out of, or challenging the validity or enforceability of, this Agreement or any provisions hereof.

7. Notices: For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Schlumberger Limited
153 E. 53rd Street
New York, N.Y. 10022-4624
ATTENTION: Vice President of Personnel

If to Executive	Frank Sorgie

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

8. Applicable Law: The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflict of laws of such State.

9. Severability: If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

10. Withholding of Taxes: The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

11. No Assignment; Successors: Executive’s right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation or a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 11, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).

12. Effect of Prior Agreements: This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement or severance agreement between the Company or any predecessor of the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation enuring to Executive of a kind elsewhere provided and not expressly provided or modified in this Agreement.

13. Release of Claims: In consideration for the compensation and other benefits provided pursuant to this Agreement, Executive agrees to execute a “Waiver and Release,” a form of which is attached hereto as Exhibit A. Executive acknowledges that he was given copies of this Agreement and the Waiver and Release on July 1, 2005 and was given at least 21 days to consider whether to sign the Agreement and the Waiver and Release. The Company’s obligations under this Agreement are expressly conditioned on the execution of the Release of Claims contemporaneously with the execution of this Agreement, and Executive’s failure to execute and deliver such Release of Claims will void the Company’s obligations hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered the 21st of July, 2005, but effective as of the day and year first above written.

SCHLUMBERGER LIMITED

By	/s/ David Tournadre
David Tournadre Vice President Personnel

EXECUTIVE

/s/ Frank Sorgie
Name	Frank Sorgie